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                                                                    EXHIBIT 99.1


          SAGA COMMUNICATIONS, INC. ENTERS INTO AN AGREEMENT TO ACQUIRE
            WJZA-FM AND WJZK-FM SERVING THE COLUMBUS, OH RADIO MARKET

                                                                        Contact:
                                                                  Samuel D. Bush
                                                                    313/886-7070

Grosse Pointe Farms, Michigan -- May 27, 2003 -- Saga Communications, Inc. (AMEX-SGA) announced today that it has entered into an agreement to acquire the assets of radio stations WJZA-FM, Lancaster, OH and WJZK-FM, Richwood, OH from Scantland Broadcasting, LTD and its affiliates. Both of these stations serve the Columbus, OH radio market. Saga expects this transaction to close, subject to the approval of the Federal Communications Commission, during the third quarter 2003.

Edward K. Christian, President and Chief Executive Officer of Saga Communications said, "I am very appreciative that George Scantland chose Saga to continue the tradition of Smooth Jazz in Columbus. These stations are highly complimentary to our existing stations in Columbus, WSNY, Sunny 95, our adult contemporary station and WODB, Oldies 107.9."

In addition to these acquisitions, Saga intends to continue building its business in both the radio and television markets by identifying and acquiring middle market stations.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 23 markets, including 46 FM and 25 AM radio stations, 2 state radio networks, 1 farm radio network, 4 television stations and 3 low power television stations.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained herein.